EXHIBIT 99.1

NEWS RELEASE	2621 West 15th Place Chicago, IL 60608 For additional information: Terence R. Rogers VP Finance and Treasurer 773.788.3720

January 26, 2005

RYERSON TULL, INC. DECLARES DIVIDENDS AND

SETS ANNUAL MEETING DATE

Chicago, Illinois – January 26, 2005 – The Board of Directors of Ryerson Tull, Inc. (NYSE: RT) declared cash dividends of 5 cents per share on the company’s common stock and 60 cents per share on its Series A $2.40 Cumulative Convertible Preferred Stock. The dividends will be payable May 1, 2005, to stockholders of record at the close of business on April 7, 2005.

The Board of Directors of Ryerson Tull, Inc. (NYSE: RT) has set Wednesday, April 20, 2005, as the date for its annual meeting of stockholders. The meeting will be at 9:00 a.m. Central Time, at the Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois. The brief agenda will be limited to review of the proxy voting items. Stockholders of record at the close of business on March 2, 2005 will be entitled to receive notice of, and vote at, the annual meeting of stockholders.

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Ryerson Tull, Inc. is North America’s leading distributor and processor of metals, with 2003 revenues of $2.1 billion. The company services customers through a network of service centers across the United States and in Canada, Mexico and India.